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                                                                    Exhibit 99.1

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Corvis Corporation and Cequel III Announce Completion of Broadwing
Communications Asset Purchase

             Network Purchase Price Adjusted to $91 Million in Cash

                 Broadwing Communications' Interim CEO Announced

COLUMBIA, MD/ST. LOUIS, MO JUNE 13, 2003-

Corvis corporation (NASDAQ: CORV), a leading provider of next generation optical networking solutions, and Cequel III, a St. Louis-based telecommunications and cable management firm, announced today that their joint venture, C III Communications, LLC, has closed on the purchase of Broadwing Communications, subject to certain remaining state and local regulatory requirements.

The agreement to purchase most of the assets of Broadwing Communications form Cincinnati Bell, Inc. was announced in February. In accordance with the asset purchase agreement, the originally announced network purchase price of $129 million has been reduced to approximately $91 million. In addition, C III Communications is purchasing net working capital of $17 million for which payment, with interest, will be deferred for one year. The purchase price may be subject to certain further adjustments. Corvis continues to evaluate the possibility of syndicating part of its investment, which could reduce its ownership percentage.

Corvis, the majority investor in C III Communications, will provide additional information on the operations of Broadwing Communications in its public financial reports on a going forward basis. Additional financial details of the transaction will be discussed on July 31, 2003, when Corvis reports its second quarter 2003 financial results.

In conjunction with the asset purchase, the companies announced that Mark F. Spagnolo has been appointed Interim CEO of Broadwing Communications. Mr. Spagnolo has considerable experience in corporate restructurings, managing data companies, and selling to and serving the enterprise market space. Over the last 30 years, he has held senior and executive management positions for start-ups and Fortune 500 companies, including various executive positions with Electronic Data Systems, as well as the position of President and CEO for UUNET, an industry leading data communications company. At UUNET, Mr. Spagnolo grew revenues substantially, while increasing margins and expanding operations into 29 countries.

Prior to founding his own telecommunications consulting firm in 2002 (The Spagnolo Group, LP), Mr. Spagnolo was the President, CEO and Chairman for SiteSmith, a managed services company that delivered outsourced Internet services to the Global 1000. In 2001, Metromedia Fiber Networks (MFN) purchased SiteSmith for $1.4 billion, and later named Mr. Spagnolo President and CEO of MFN. During his tenure with SiteSmith/MFN, he operationally restructured MFN from three separate entities into a unified company resulting in substantial cost reductions, enhanced customer performance, and increased revenue. Most recently, he served as Interim CEO for Flag Telecom, to assist with that company's restructuring upon its emergence from bankruptcy.

"We are fortunate to have access to Mark's considerable industry experience and leadership skills," said Jerald L. Kent, President of C III Communication's Executive Committee. "We know Mark is the right executive for the job. He is familiar with the special dynamics of companies in transition, and he understands the power of the assets assembled in this state-of-the-art network."

"I am very excited to be joining Broadwing, which is, in my opinion, one of the nation's best-positioned telecommunications companies," said Mark F. Spagnolo, Interim CEO of Broadwing Communications. "I look forward to working with Broadwing's employees and applaud them for what they have collectively achieved in restructuring the company while providing the highest levels of customer care. I also want to thank the company's customers for their support and their business, throughout this closing period. We look forward to serving them with continued excellence as we move forward."

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The assets acquired by C III Communications include 18,7600 recently completed route miles of the latest generation of fiber optic cables; switches and amplifiers; a state-of-the-art network operations center; and all the other network elements necessary to provide state-of-the-art integrated and managed broadband telecommunications services. Through these assets, Broadwing Communications provides managed network solutions and broadband telecommunications services to more than 1,000 corporate customers in 137 of the top 150 markets in the United States; broadband transportation services to major telecommunications carriers; and long-distance telecommunications services to more than 150,000 customers.

About Corvis

From point-to-point links to all-optical networks to transoceanic systems, Corvis Corporation delivers innovative optical network solutions that drive carrier profitability faster than any other vendor. Headquartered in Colombia, MD, Corvis provides carriers with scalable optical networking solutions and services that dramatically reduce the overall expenses associated with building and operating networks. Carriers deploying Corvis' optical network solutions can provision new wavelength-based services and tailor dynamic service-level agreements for rapid revenue generation. For more information about Corvis, please visit its Web site www.corvis.com.

Corvis and the Corvis logo are trademarks and/or service marks of the Corvis Corporation. All other trademarks are the property of their respective owners.

About Cequel III

Cequel III is a management company for growth-oriented firms in the cable and telecommunications industries. Today, the Cequel III team is involved with a number of distinctive properties, including: AAT Communications Corporation, the largest privately held tower site provider in the industry; Classic Cable, the nations twelfth-largest cable operator, serving more than 325,000 customers; and Broadwing Communications, the world's first and only intelligent, nationwide network that combines longhaul and ultra-longhaul transport with integrated, true all-optical switching.

Investor Note Regarding Forward Looking Statements

This announcement may contain certain forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's filings with the Securities and Exchange Commission.

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Corvis Contact:                             Cequel III Contact:
Andrew G. Backman                           Peter M. Abel
Vice President                              Vice President
Investor and Public Relations               Corporate Communications
Phone: (443) 259-4259                       Phone: (314) 315-9346
Fax: (443) 259-4427                         Fax: (314) 315-9496
investorinformation@corvis.com              pete.abel@cequel3.com